Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2010 First Quarter;

Company Affirms Fiscal 2010 Guidance

DALLAS (February 2, 2010)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2010 first quarter ended December 31, 2009.

•	Fiscal 2010 first quarter net income was $93.3 million, or $1.00 per diluted share, compared with net income of $76.0 million, or $0.83 per diluted share, the prior-year quarter.

•

Consolidated results include noncash, unrealized net gains of $26.8 million, or $0.29 per diluted share for the first quarter of fiscal 2010, compared with net losses of $14.2 million, or ($0.16) per diluted share for the prior-year quarter.

•	Atmos Energy affirms its fiscal 2010 earnings to be in the range of $2.15 to $2.25 per diluted share, excluding unrealized gains and losses.

For the three months ended December 31, 2009, regulated operations contributed $59.9 million, or $0.64 per diluted share, compared with $57.8 million of net income or $0.63 per diluted share in the prior-year quarter. Nonregulated operations contributed $33.4 million of net income, or $0.36 per diluted share, compared with $18.2 million of net income or $0.20 per diluted share for the same period last year.

“We are off to a good start, with net income rising over 23 percent from a year ago,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “Our utility business continues to benefit from successful rate results, coupled with increased demand from colder weather this quarter. The regulated pipeline saw continued downward pressure on margins and throughput, which were largely offset by lower operating expenses. And, in spite of the ongoing challenges in the economy, our nonregulated business continues to perform as expected, with an emphasis on the expansion of our geographical footprint. We remain confident that Atmos Energy is on track to meet our goal of growing annual earnings in the 4 to 6 percent range, on average.”

Natural gas distribution gross profit decreased $3.8 million to $294.6 million for the quarter ended December 31, 2009, compared with $298.4 million in the prior-year quarter. This decrease is the result of a non-recurring $8.0 million adjustment recorded in the prior-year quarter to update the estimate for gas delivered to customers but not yet billed to reflect base rate changes. Additionally, gross profit decreased quarter over quarter by $7.6 million from lower franchise fees and state gross receipts taxes included in revenue as a result of lower natural gas prices. These decreases in gross profit were partially offset by a net $9.8 million increase in rates, primarily in the company’s Mid-Tex, Louisiana and West Texas service areas and a $2.2 million increase associated with a seven percent increase in consolidated distribution throughput.

Regulated transmission and storage gross profit decreased $7.8 million to $46.9 million for the quarter ended December 31, 2009, compared with $54.7 million for the same period last year. This decrease is due primarily to a $4.2 million quarter-over-quarter decrease in transportation volumes and a $3.9 million decrease in per-unit transportation margins, largely due to a substantial reduction in basis spreads. Consolidated throughput decreased 29 percent from the prior-year quarter, principally due to both a decline in Barnett Shale activity and electric generation demand.

Natural gas marketing gross profit increased $29.8 million to $59.8 million for the quarter ended December 31, 2009, compared with $30.0 million for the prior-year quarter. The increase primarily reflects a $62.7 million increase in unrealized margins due to narrowing spreads between current cash prices and forward natural gas prices experienced on Atmos Energy Marketing’s (AEM) net physical position and the deferral of physical storage withdrawals to future periods. This increase was partially offset by a $30.5 million quarter-over-quarter decrease in AEM’s storage and trading activities. During the first quarter of fiscal 2010, AEM elected to defer storage withdrawal gains and roll the associated financial instruments to forward months. This is in contrast to the first quarter of fiscal 2009, when AEM recognized storage withdrawal gains that were originally captured in late fiscal 2008. Additionally, delivered gas margins decreased $2.5 million largely due to a seven percent quarter-over-quarter decrease in consolidated sales volumes.

Pipeline, storage and other gross profit decreased $2.5 million to $10.0 million for the quarter ended December 31, 2009, compared with $12.5 million for the same period last year. The quarter-over-quarter decrease was due principally to lower margins earned under asset management plans of $3.6 million and reduced basis gains earned from utilizing leased pipeline capacity of $1.9 million. These decreases in gross profit were partially offset by an increase in unrealized gains of $3.8 million primarily due to the narrowing of the spreads between current cash prices and forward natural gas prices experienced on physical gas in storage.

Consolidated operation and maintenance expense for the three months ended December 31, 2009, was $123.9 million, compared with $132.7 million for the prior-year quarter. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter decreased $8.0 million to $121.4 million, compared with $129.4 million for the prior-year period. The decrease is primarily due to lower pipeline maintenance costs in our Atmos Pipeline – Texas Division.

The provision for doubtful accounts was $2.5 million for the quarter ended December 31, 2009, compared with $3.3 million for the same period last year. The $0.8 million decrease primarily reflects a 38 percent quarter-over-quarter decline in the average cost of gas.

Results for the three months ended December 31, 2008 include a $2.1 million noncash charge to impair certain available-for-sale investments, which did not recur in the current-year quarter.

The debt capitalization ratio at December 31, 2009 was 51.0 percent, compared with 50.7 percent at September 30, 2009, and 54.4 percent at December 31, 2008. Short-term debt outstanding was $179.7 million at December 31, 2009, compared with $72.6 million at September 30, 2009 and $360.8 million at December 31, 2008.

For the three months ended December 31, 2009, operating cash flow was $95.2 million, a $55.5 million reduction from operating cash flow of $150.7 million for the three months ended December 31, 2008. Gas costs, which reached unusually high levels during the 2008 injection season, dropped sharply when the economy slipped into recession and have remained relatively stable since that time. Operating cash flow for the fiscal 2010 first quarter reflects the recovery of lower gas costs through purchased gas recovery mechanisms and sales. This is in contrast to the fiscal 2009 first quarter, when operating cash flow was favorably influenced by the recovery of high gas costs during a period of falling prices.

Capital expenditures increased to $115.4 million for the quarter ended December 31, 2009, compared with $107.4 million for the same period last year. The $8.0 million increase primarily reflects spending for the relocation of our information technology data center.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to project fiscal 2010 earnings to be in the range of $2.15 to $2.25 per diluted share, excluding any mark-to-market impact. Net income from regulated operations is expected to be in the range of $153 million to $159 million, and net income from nonregulated operations is expected to be in the range of $48 million to $52 million. Capital expenditures for fiscal 2010 are expected to range from $520 million to $535 million.

However, the valuation on September 30, 2010, of the company’s nonregulated physical storage inventory and associated financial instruments (“mark-to-market”), as well as changes in events or other circumstances that the company cannot currently anticipate or predict, could result in earnings for fiscal 2010 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company reports filed with the Securities and Exchange Commission.

Conference Call to be Webcast February 3, 2010

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2010 first quarter on Wednesday, February 3, 2010, at 8 a.m. EST. The telephone number is 877-485-3107. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A playback of the call will be available on the Web site later that day. Atmos Energy senior leadership who will participate in the conference call include: Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; and Fred Meisenheimer, senior vice president, chief financial officer and treasurer.

Highlights and Recent Developments

$450 Million Committed Revolving Credit Facility

On December 10, 2009, Atmos Energy Marketing, LLC (AEM) and the participating banks amended and renewed AEM’s $450 million committed revolving credit facility, which will expire on December 9, 2010, on substantially the same terms.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving over 3 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31		Percentage Change
(000s except per share)	2009	2008

Gross Profit:
Natural gas distribution segment	$294,627	$298,384	(1)%
Regulated transmission and storage segment	46,860	54,682	(14)%
Natural gas marketing segment	59,785	30,023	99%
Pipeline, storage and other segment	9,990	12,545	(20)%
Intersegment eliminations	(413)	(422)	2%

Gross profit	410,849	395,212	4%

Operation and maintenance expense	123,862	132,677	(7)%
Depreciation and amortization	53,839	53,126	1%
Taxes, other than income	42,552	44,137	(4)%
Asset impairments	—	2,078	(100)%

Total operating expenses	220,253	232,018	(5)%

Operating income	190,596	163,194	17%

Miscellaneous expense	(269)	(301)	(11)%
Interest charges	38,708	38,991	(1)%

Income before income taxes	151,619	123,902	22%
Income tax expense	58,289	47,939	22%

Net income	$93,330	$75,963	23%

Basic net income per share	$1.00	$0.83
Diluted net income per share	$1.00	$0.83

Cash dividends per share	$.335	$.330

Weighted average shares outstanding:
Basic	92,152	90,471
Diluted	92,509	90,769

	Three Months Ended December 31		Percentage Change
Summary Net Income by Segment (000s)	2009	2008

Natural gas distribution	$51,448	$50,133	3%
Regulated transmission and storage	8,454	7,661	10%
Natural gas marketing	6,256	26,501	(76)%
Pipeline, storage and other	377	5,859	(94)%
Unrealized margins, net of tax	26,795	(14,191)	289%

Consolidated net income	$93,330	$75,963	23%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31, 2009	September 30, 2009
(000s)

Net property, plant and equipment	$4,523,188	$4,439,103

Cash and cash equivalents	174,829	111,203
Accounts receivable, net	597,012	232,806
Gas stored underground	399,582	352,728
Other current assets	115,155	132,203

Total current assets	1,286,578	828,940

Goodwill and intangible assets	739,907	740,064
Deferred charges and other assets	325,751	335,659

	$6,875,424	$6,343,766

Shareholders’ equity	$2,258,076	$2,176,761
Long-term debt	2,159,470	2,169,400

Total capitalization	4,417,546	4,346,161

Accounts payable and accrued liabilities	578,805	207,421
Other current liabilities	413,754	457,319
Short-term debt	179,712	72,550
Current maturities of long-term debt	10,131	131

Total current liabilities	1,182,402	737,421

Deferred income taxes	588,423	570,940
Deferred credits and other liabilities	687,053	689,244

	$6,875,424	$6,343,766

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2009	2008

Cash flows from operating activities

Net income	$93,330	$75,963
Depreciation and amortization	53,875	53,134
Deferred income taxes	12,832	27,175
Changes in assets and liabilities	(69,263)	(13,240)
Other	4,382	7,683

Net cash provided by operating activities	95,156	150,715

Cash flows from investing activities

Capital expenditures	(115,439)	(107,367)
Other, net	(1,873)	(1,210)

Net cash used in investing activities	(117,312)	(108,577)

Cash flows from financing activities

Net increase in short-term debt	111,335	5,312
Repayment of long-term debt	—	(278)
Cash dividends paid	(31,234)	(30,165)
Issuance of common stock	5,681	6,075

Net cash provided by (used in) financing activities	85,782	(19,056)

Net increase in cash and cash equivalents	63,626	23,082
Cash and cash equivalents at beginning of period	111,203	46,717

Cash and cash equivalents at end of period	$174,829	$69,799

	Three Months Ended December 31
Statistics	2009	2008
Consolidated natural gas distribution throughput (MMcf as metered)	134,521	125,782
Consolidated regulated transmission and storage transportation volumes (MMcf)	95,938	135,858
Consolidated natural gas marketing sales volumes (MMcf)	87,229	93,308
Natural gas distribution meters in service	3,208,531	3,214,377
Natural gas distribution average cost of gas	$5.12	$8.28
Natural gas marketing net physical position (Bcf)	17.4	16.3

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